Exhibit 99.1

PRESS RELEASE

For more information, contact:

Paul B. Toms Jr.

Chairman, Chief Executive Officer and President

Phone: (276) 632-2133, or

E. Larry Ryder, Executive Vice President & Chief Financial Officer

Phone: (276) 632-2133, or

Kim D. Shaver

Vice President, Marketing Communications

Phone: (336) 454-7088.

Hooker Furniture Reports Increased Earnings for 2008 Second Quarter

Martinsville, Va., September 5, 2007 –Hooker Furniture Corporation (NASDAQ-GS: HOFT) today reported net sales of $73.4 million and net income of $4.9 million, or $0.39 per share (net of $293,000, or $0.02 per share in after-tax restructuring charges), for the quarter ended July 29, 2007.

Due to a change in Hooker Furniture’s fiscal year, the Company’s 2008 fiscal year began January 29, 2007 and will end February 3, 2008. The Company will compare its operating results for the thirteen-week second quarter of fiscal year 2008 with the 2006 three-month third quarter that ended August 31, 2006 (the “2006 quarter”).

Second quarter 2008 net sales of $73.4 million decreased $9.6 million, or 11.5%, compared to the 2006 quarter net sales of $83.0 million. Based on actual shipping days in each period, average daily net sales declined 10.1% to $1.15 million per day during the 64 operating days in the 2008 second quarter compared to $1.28 million per day during the 65 operating days in the 2006 quarter.

2008 second quarter net income of $4.9 million increased $3.6 million, or 301.4%, compared to the 2006 quarter net income of $1.2 million. Earnings per share of $0.39 increased $0.29, or 290%, when compared to the 2006 quarter earnings per share of $0.10. Operating income for the 2008 second quarter increased to $7.5 million, or 10.2% of net sales, compared to operating income of $2.0 million, or 2.5% of net sales, in the 2006 quarter. The primary contributors to the increase in net income, earnings per share and operating income were:

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An improvement in gross profit margin to 31.3% of net sales compared with 28.3% in the prior year quarter, principally as a result of the higher proportion of imported wood and metal products sold and lower delivered cost of those imported products (primarily lower inbound freight and delivery costs) as a percentage of net sales; and,

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a $3.5 million, or 18.9% decline in selling and administrative costs, driven primarily by reductions in temporary warehousing and port storage costs for imported wood furniture products, lower early retirement and non-cash employee stock ownership plan (“ESOP”) costs (the ESOP was terminated in January 2007), lower selling expenses and a gain on corporate owned life insurance in connection with the death of a former executive of the Company, partially offset by the selling and administrative expenses incurred by Sam Moore Furniture (acquired in April 2007); and,

•	a $2.4 million, or 83.3% decrease in restructuring and asset impairment costs.

Earnings per share improvements resulting from higher net income were reduced by a net increase in weighted average shares outstanding resulting from:

•	1.2 million shares released to employees in the January 2007 termination of the ESOP;

•	partially offset by the weighted average effect of common stock repurchases since February 2007.

“We’re pleased with our improved profitability and operational performance this quarter, even in the face of lower sales,” said Paul B. Toms Jr., Hooker’s chairman, chief executive officer and president. “Our increased profitability confirms the opportunity we’ve seen for some time to improve financial and operational performance even in a difficult retail environment, by realizing the efficiencies of our new business model. Our improved operating margin for the current quarter reflects the cost cutting initiatives we’ve had underway and the absence of significant restructuring charges,” he said.

“While sales this quarter were negatively impacted by the industry-wide sales slump, much of the shortfall is the result of our exit from domestic wood furniture manufacturing, which will have a smaller negative impact on both our top and bottom lines moving forward,” he continued. Net sales decreased across all established product lines including wood, metal and leather upholstered furniture, partially offset by $6.7 million in net sales from Sam Moore Furniture’s fabric upholstery operations, which were acquired by Hooker on April 28, 2007.

“We also are gratified by our continued progress in managing our finished goods inventories and believe we’re adequately inventoried for the sales up-tick we typically see in the fall,” Toms said. “In addition, we’ve been able to generate good cash flow and maintain a strong cash position.” At the end of the 2008 second quarter, inventories of $51.6 million (excluding $5.0 million in inventory related to Sam Moore), decreased 24.3% from $68.1 million at November 30, 2006, and 38.4% from $83.8 million at the end of the 2006 third quarter.

During the 2008 first half, the Company generated $23.8 million in cash flows from operations. The Company used this cash flow and an additional $9.9 million in cash and cash equivalents during the 2008 six-month period to fund: 1) common stock repurchases ($18.4 million); 2) the acquisition of Sam Moore ($10.6 million); 3) dividends ($2.6 million); 4) capital expenditures ($1.0 million, net of disposals); and 5) scheduled debt repayments ($1.2 million). Cash and cash equivalents were $37.2 million at the end of the 2008 second quarter compared to $46.7 million at the end of the 2008 first quarter. The July 29, 2007 cash position represents a 9.9% increase from $31.9 million at the 2006 fiscal year-end on November 30, and a 253.4% increase when compared to the cash position of $10.5 million at the end of the 2006 third quarter.

Business Outlook

“While retail conditions continue to be challenging, we expect the typical increase for furniture sales as we enter the fall,” said Toms. “If we see a flat to moderately reduced sales environment, financial performance for the remainder of this fiscal year should continue to compare favorably year-over-year as a result of our ongoing cost-cutting measures, continued progress in managing our supply chain and the elimination of major restructuring and ESOP costs. We expect continued year-over-year declines in warehousing and distribution costs due to better management of our finished goods inventories and lower temporary warehousing and port storage costs resulting from the continuing consolidation of our domestic warehousing operations.”

Announcements

During the recently completed second quarter, Hooker appointed veteran furniture executive Alan D. Cole to the new senior management position of Executive Vice President of Upholstery. In that capacity, he will oversee the operations of Bradington-Young and Sam Moore. Cole served on Hooker’s Board of Directors from December 2002 to March 2004 and has held senior management positions at other leading upholstered furniture companies. “Alan has the expertise in upholstery to help us realize our strategic objective to become a more important and complete upholstered furniture resource,” added Toms.

The Company’s Board of Directors previously authorized the repurchase of up to $30 million of the Company’s common stock. “The Board’s actions demonstrate its continued confidence in the Company’s strategy, growth opportunities and financial strength,” said Toms. “We continue to see the purchase of Hooker’s shares as a wise use of the Company’s cash and a way to enhance shareholder value.” Through July 29, 2007, the Company has repurchased approximately 832,000 shares of Company common stock at a total cost, excluding commissions, of approximately $18.3 million, or an average of $22.03 per share, under the authorization.

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Also, the Company’s Board of Directors today declared a quarterly cash dividend of $0.10 per share, payable on November 30, 2007 to shareholders of record November 15, 2007.

Conference Call Details

Hooker Furniture will present results for its fiscal 2008 second quarter via teleconference and live internet web cast on Thursday morning September 6, 2007 at 9:00 AM Eastern Daylight Savings Time. The dial in number for domestic callers is (800) 475-3716, and (719) 457-2728 is the number for international callers.

Ranked among the nation’s top 10 largest publicly traded furniture sources based on 2006 shipments to U.S. retailers, Hooker Furniture is an 83-year old residential wood, metal and upholstered furniture resource. The Company’s principal customers are home furnishings retailers who are broadly dispersed throughout North America. Major wood furniture product categories include home entertainment, home office, accent, dining, bedroom and bath furniture. Hooker’s residential upholstered seating companies include Cherryville, N.C.-based Bradington-Young, a specialist in upscale motion and stationary leather furniture, and Bedford, Va.-based Sam Moore Furniture, a specialist in upscale occasional chairs with an emphasis on fabric-to-frame customization. Please visit our websites at www.hookerfurniture.com, www.bradington-young.com and www.sammoore.com.

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to: general economic or business conditions, both domestically and internationally; the cyclical nature of the furniture industry; competition from non-traditional outlets, such as catalogs, internet and home improvement centers; price competition in the furniture industry; the Company’s ability to successfully implement its business plan to increase Sam Moore Furniture’s sales and improve its financial performance; achieving and managing growth and change, and the risks associated with acquisitions, restructurings, strategic alliances and international operations; adverse political acts or developments in, or affecting, the international markets from which the Company imports products, including duties or tariffs imposed on products imported by the Company; changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of the Company’s imported products; supply, transportation and distribution disruptions, particularly those affecting imported products; risks associated with the cost of imported goods, including fluctuation in the prices of purchased finished goods and transportation and warehousing costs; risks associated with domestic manufacturing operations, including fluctuations in the prices of key raw materials, transportation, and warehousing costs, domestic labor costs and environmental compliance and remediation costs; higher than expected costs associated with product quality and safety, including regulatory compliance costs related to the sale of consumer products and costs related to defective products; risks associated with distribution through retailers, such as non-binding dealership arrangements; the Company’s ability to implement successfully its cost-saving strategies and warehousing, distribution and supply chain initiatives; and, capital requirements and costs.

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Table I

HOOKER FURNITURE CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	July 29, 2007 (a)	August 31, 2006 (b)	July 29, 2007 (c)	August 31, 2006 (d)
Net sales	$73,441	$83,006	$150,735	$173,700
Cost of sales	50,440	59,546	105,656	123,434

Gross profit	23,001	23,460	45,079	50,266
Selling and administrative expenses	15,072	18,588	31,073	35,914
Restructuring and asset impairment charges	473	2,837	344	2,957

Operating income	7,456	2,035	13,662	11,395
Other income, net	308	47	841	170

Income before income taxes	7,764	2,082	14,503	11,565
Income taxes	2,906	872	5,359	4,523

Net income	$4,858	$1,210	$9,144	$7,042

Earnings per share:
Basic	$0.39	$0.10	$0.71	$0.59

Diluted	$0.39	$0.10	$0.71	$0.59

Weighted average shares outstanding:
Basic	12,590	11,973	12,881	11,950

Diluted	12,594	11,973	12,884	11,951

(a)	During the 2008 second quarter, the Company recorded restructuring charges of $473,000 ($293,000 after tax, or $0.02 per share) principally for additional severance and related benefit costs and disassembly costs associated with the March 2007 closing of the Martinsville, VA domestic wood manufacturing facility.
(b)	During the 2006 third quarter, the Company recorded $2.8 million ($1.8 million after tax, or $0.15 per share) in restructuring charges (net of restructuring credits) principally related to: severance and related benefits and asset impairment charges in connection with the August 2006 closing of the Company's Roanoke, Va. manufacturing facility ($3.1 million); and a restructuring credit to reverse previously accrued health care benefits for terminated employees at the former Pleasant Garden, N.C. facility that were not expected to be paid ($316,000).
(c)	During the fiscal year 2008 six-month period, the Company recorded aggregate restructuring charges of $344,000 ($213,000 after tax, or $0.02 per share) consisting of: $473,000 ($293,000 after tax, or $0.02 per share) for additional severance and related benefit costs and disassembly costs associated with the March 2007 closing of the Martinsville, Va. domestic wood manufacturing facility, and a restructuring credit of $129,000 ($80,000 after tax, or $0.01 per share) principally to reverse previously accrued health care benefits for terminated employees at the former Pleasant Garden, N.C. facility that are not expected to be paid.
(d)	During the fiscal 2006 six-month period, the Company recorded $3.0 million ($1.8 million after tax, or $0.15 per share) in restructuring charges (net of restructuring credits) principally related to: severance and related benefits and asset impairment charges in connection with the August 2006 closing of the Company's Roanoke, Va. manufacturing facility ($3.1 million); a restructuring credit principally for previously accrued health care benefits for terminated employees at the former Pleasant Garden, N.C. facility that were not expected to be paid ($300,000); and asset impairment charges related to two former Bradington-Young showrooms ($140,000).

Table II

HOOKER FURNITURE CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands, including share data)

	July 29, 2007	November 30, 2006
Assets
Current assets
Cash and cash equivalents	$37,150	$31,864
Trade accounts receivable, less allowance for doubtful accounts of $1,560 and $1,807 on each date	34,834	45,444
Inventories	56,637	68,139
Prepaid expenses and other current assets	2,396	4,357
Assets held for sale	3,542

Total current assets	134,559	149,804
Property, plant and equipment, net	27,137	29,215
Goodwill	2,396	2,396
Intangible assets	4,796	4,415
Cash surrender value of life insurance policies	12,490	11,458
Other assets	4,051	4,011

Total assets	$185,429	$201,299

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$12,181	$11,251
Accrued salaries, wages and benefits	5,087	6,189
Other accrued expenses	2,901	5,879
Current maturities of long-term debt	2,596	2,457

Total current liabilities	22,765	25,776
Long-term debt, excluding current maturities	6,589	8,555
Deferred compensation	4,706	3,924
Other long-term liabilities	868	508

Total liabilities	34,928	38,763

Shareholders’ equity
Common stock, no par value, 20,000 shares authorized, 12,437 and 14,429 shares issued and outstanding on each date	19,548	11,154
Unearned ESOP shares, 2,377 shares on November 30, 2006		(14,835)
Retained earnings	131,017	166,326
Accumulated other comprehensive loss	(64)	(109)

Total shareholders’ equity	150,501	162,536

Total liabilities and shareholders’ equity	$185,429	$201,299

Table III

HOOKER FURNITURE CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended
	July 29, 2007	August 31, 2006
Cash flows from operating activities
Cash received from customers	$157,243	$175,054
Cash paid to suppliers and employees	(125,817)	(179,407)
Income taxes paid, net	(8,353)	(7,013)
Interest received, net	759	76

Net cash provided by (used in) operating activities	23,832	(11,290)

Cash flows from investing activities
Acquisition of Sam Moore Furniture, net of cash required	(10,566)
Purchase of property, plant and equipment	(1,050)	(2,124)
Proceeds from the sale of property and equipment	59	61

Net cash used in investing activities	(11,557)	(2,063)

Cash flows from financing activities
Purchases and retirement of common stock	(18,374)
Cash dividends paid	(2,606)	(1,904)
Payments on long-term debt	(1,230)	(1,141)

Net cash used in financing activities	(22,210)	(3,045)

Net decrease in cash and cash equivalents	(9,935)	(16,398)
Cash and cash equivalents at beginning of year	47,085	26,910

Cash and cash equivalents at end of year	$37,150	$10,512

Reconciliation of net income to net cash provided by operating activities
Net income	$9,144	$7,042
Depreciation and amortization	1,702	2,265
Non-cash ESOP cost and restricted stock awards	22	1,466
Restructuring and asset impairment charges	344	2,957
Loss on disposal of property	9	2
Provision for doubtful accounts	460	922
Deferred income tax expense (benefit)	1,739	(571)
Changes in assets and liabilities, net of effect from acquisition:
Trade accounts receivable	6,182	134
Inventories	10,945	(19,268)
Prepaid expenses and other assets	(780)	(1,758)
Trade accounts payable	1,219	(4,348)
Accrued salaries, wages and benefits	(2,322)	20
Accrued income taxes	(4,732)	(951)
Other accrued expenses	(601)	234
Other long-term liabilities	501	564

Net cash provided by (used in) operating activities	$23,832	$(11,290)